Exhibit 16.1

September 24, 2021

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Nerdy Inc. (the Company) (formally known as TPG Pace Tech Opportunities Corp.) and, under the date of February 16, 2021, except as to Notes 3 and 10, which was under the date of May 14, 2021, we reported on the financial statements of TPG Pace Tech Opportunities Corp. as of December 31, 2020 and 2019, and for the year ended December 31, 2020, and for the period July 11, 2019 (inception) to December 31, 2019. On September 20, 2021, we were notified that the auditor-client relationship with KPMG LLP will cease. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated September 24, 2021, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statement in the third paragraph of this Item that management has concluded that as of August 11, 2021, the material weakness had successfully been remediated, and any of the Company’s statements in the fourth paragraph of this Item.

Very truly yours,

/s/ KPMG LLP

KPMG LLP